Exhibit 10.3

AMENDMENT TO

CABOT CORPORATION

SENIOR MANAGEMENT SEVERANCE PROTECTION PLAN

Cabot Corporation, a Delaware corporation (the “Company”), pursuant to Section 8.2 of the Cabot Corporation Senior Management Protection Plan (the “Plan”) and Section 4.F of the Cabot Corporation Benefits Committee Amended and Restated Charter (the “Charter”), hereby amends the Plan effective January 1, 2009, as follows:

1.	The following three sentences are added at the end of Article I, Establishment of Plan:

“The Plan is intended to comply with the requirements of Section 409A, including the transition rules and exemptive relief provisions thereunder, and shall be construed and administered accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. Notwithstanding the above, neither the Company nor any of its officers or directors, nor any other person charged with administrative responsibilities under the Plan, shall be liable to any Participant or former Participant, or to any spouse or other beneficiary of any such Participant, by reason of the failure of any benefit hereunder to comply with the requirements of Section 409A.”

2.	The following definition is added at Section 2.19 and the definitions previously numbered 2.19 and above are renumbered accordingly:

“2.19 “Section 409A” means Section 409A of the Internal Revenue of 1986, as amended from time to time, including guidance issued thereunder.”

3.	The following new Section 4.2(f) is added:

“4.2(f) All business or legal expenses or other reimbursements or in-kind benefits payable under the Plan that would constitute nonqualified deferred compensation subject to Section 409A, including any continuation of benefits during the Continuation Period in Section 4.2(d) and any outplacement services in Section 4.2(e), to the extent Section 409A is applicable in each case, shall be subject to the following requirements: (i) they shall be paid during the specified period or periods set forth in the Plan, but in no event later than the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the Participant’s right to reimbursement of any other expenses eligible for reimbursement in any other taxable year, and (iii) the Participant’s right to reimbursement or in-kind benefits shall not be subject to liquidation in exchange for any other benefit.”

4.	The following new Section 4.2(g) is added:

“4.2(g) Notwithstanding any other payment schedule provided in the Plan to the contrary, if the Participant is identified on the date of his separation from service as a “specified employee” as defined below, then, with regard to any payment that is considered nonqualified deferred compensation subject to Section 409A and payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service” and (B) the date of the Participant’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section shall be paid to the Participant in a lump sum, and all remaining payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them therein. “Specified employee” means a Participant who (i) has a separation from service in the period beginning July 1 of any given year and ending June 30 of the following year and (ii) was a “key employee” (determined under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the 12-month period ending on the March 31 immediately preceding such July 1; provided, however, that such Participant will be treated as a specified employee hereunder only if on the date of such Participant’s separation from service, the Company (or any other corporation treated as a single employer with the Company) is a corporation any stock of which is publicly traded on an established securities market or otherwise.”

5.	A new Section 4.5(d) is added as follows:

“Any tax gross up paid by the Company pursuant to this Section 4.5 shall be paid as provided above, but in any event no later than the end of the Participant’s taxable year next following the taxable year in which the Participant remits the related taxes to the relevant taxing authorities or, where no taxes are remitted, but expenses are incurred as a result of an audit or litigation related to such tax liability, such expenses shall be paid or reimbursed no later than the end of the Participant’s taxable year next following the taxable year in which the audit is completed or there is a final settlement or resolution of the litigation.”

In Witness Whereof, the Company has caused this Amendment to be signed by its duly authorized officer this 31st day of December 2008 and the undersigned officer certifies that the Charter has been approved by a resolution duly adopted by the Company’s Board of Directors.

CABOT CORPORATION

By:	/s/ Robby D. Sisco
	Name:	Robby D. Sisco
Vice President, Human Resources